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                                                                    EXHIBIT 10.7


                                SECOND AMENDMENT
                                       TO
                                 ALLERGAN, INC.
                           SAVINGS AND INVESTMENT PLAN
                                 (RESTATED 2005)

The ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (the "Plan") is hereby amended effective December 31, 2006 as follows:

I. Article I of the Plan is amended by adding the following Section 1.4 and renumbering the remaining Sections sequentially:

                        1.4 Merger of Inamed Corporation Retirement Savings
                Plan. The Inamed Corporation Retirement Savings Plan shall merge with and into the Plan effective as of December 31, 2006. The Plan shall be the plan surviving the merger. All account balances maintained under the Inamed Corporation Retirement Savings Plan shall be transferred to the Plan and all assets acquired under the Plan as a result of the merger shall be administered, distributed and otherwise governed by the provisions of the Plan; provided, that Participants (including those who terminated prior to December 31, 2006) who have account balances of greater than zero on December 31, 2006 shall be 100% vested in such account balances. Any amounts contributed following the effective date of the merger shall be vested in accordance with the provisions of the Plan.

II.     Section 2.21 of the Plan is amended and restated as follows:

                        2.21 Eligible Employee. "Eligible Employee" shall mean
                any United States-based payroll Employee and any Puerto Rico-based payroll Employee of the Company and any expatriate Employee of the Company who is a United States citizen or permanent resident, but excluding:

                                (a) any non-resident alien of the United States
                        and Puerto Rico, non-regular manufacturing site transition Employee, Leased Employee, or Employee covered by a collective bargaining agreement; and

                                (b) prior to January 1, 2007, any Employee who
                        is employed by (i) Inamed Corporation and any of its subsidiaries (or any Affiliated Company that is designated by the Sponsor as a successor thereto) on or after the "Effective Time" as defined in that certain Agreement and Plan of Merger, dated as of December 20, 2005, by and among Allergan, Inc., Banner Acquisition, Inc. and Inamed Corporation or (ii) the Company as of the date he or she becomes classified as "Inamed-benefited" in the payroll records of the Company.


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III.    Section 7.3(c) of the Plan is amended and restated as follows:

                (c) A Participant shall at all times be 100% vested in all amounts transferred from the SmithKline Beckman Corporation Savings and Investment Plan to the Plan and, as provided in Section 1.4, shall at all times be 100% vested in all amounts transferred from the Inamed Corporation Retirement Savings Plan to the Plan.

                                      * * *

        IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Second Amendment to the Allergan, Inc. Savings and Investment Plan (Restated 2005) on this 30th day of March, 2007 to reflect the applicable provisions of that certain Agreement and Plan of Merger, dated as of December 20, 2005, by and among Allergan, Inc., Banner Acquisition, Inc. and Inamed Corporation.


ALLERGAN, INC.


BY:       /s/ Douglas S. Ingram
        ----------------------------
        Douglas S. Ingram
        Executive Vice President,
        Chief Administrative Officer,
        General Counsel and Secretary


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